UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2009

CAPITAL BANK CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	000-30062	56-2101930
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
(Address of principal executive offices) (Zip Code)

 (919) 645-6400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On December 21, 2009, the Capital Bank Corporation (the “Company”) Board of Directors (the “Board”) appointed William Carter Keller as a member of the Board, and the Capital Bank (the “Bank”) Board of Directors appointed Mr. Keller as a member of the Bank’s Board of Directors, each appointment effective immediately. Mr. Keller will serve as a Class I member of the Board. Mr. Keller’s term on the Board will expire at the Company’s next annual meeting of the shareholders, and Mr. Keller’s term on the Bank’s Board of Directors will expire at the Bank’s Board of Directors meeting in October 2010. Mr. Keller was not appointed to any committees at the time of his appointment to the Board.

The election of Mr. Keller was not pursuant to any arrangement or understanding between Mr. Keller and any third party. Mr. Keller is the son of O. A. Keller III, the current Chairman of the Board, and Mr. Keller’s brother-in-law is a lawyer at the law firm that serves as principal outside counsel to the Company. In 2008, the Company paid legal fees to such firm for services rendered in the aggregate amount of approximately $705,850.

Mr. Keller will receive the standard compensation received by the Company’s current non-employee directors. The compensation program for non-employee directors is more fully discussed in the Company’s proxy statement in connection with the 2009 Annual Meeting of Shareholders dated April 17, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 24, 2009	CAPITAL BANK CORPORATION

By: /s/ B. Grant Yarber
B. Grant Yarber
President and Chief Executive Officer